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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  4)*

                           Triad Systems Corporation
                               (Name of Issuer)

                         Common Stock, $.001 Par Value
                        (Title of Class of Securities)

                                   895818201
                                (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 7 Pages
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  CUSIP NO. 895818201                   13G                PAGE 2 OF 7 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

        Wanger Asset Management, L.P. 36-3820584


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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
        Not applicable                                          (b) [_]

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      SEC USE ONLY
 3

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

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                          SOLE VOTING POWER

                     5      None
     NUMBER OF
             -----------------------------------------------------------
      SHARES              SHARED VOTING POWER

   BENEFICIALLY      6      None

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7      None
    REPORTING
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER

       WITH          8      None

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        None

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        IA

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                     *SEE INSTRUCTION BEFORE FILLING OUT!

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  CUSIP NO. 895818201                   13G                PAGE 3 OF 7 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

        Wanger Asset Management, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF              None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        None

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        CO

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                     *SEE INSTRUCTION BEFORE FILLING OUT!

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  CUSIP NO. 895818201                   13G                PAGE 4 OF 7 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

        Ralph Wanger

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Not applicable
 2                                                              (a) [_]
        Not applicable                                          (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        U.S.A.

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                          SOLE VOTING POWER
                     5
     NUMBER OF              None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        None

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 895818201
Page 5 of 7 Pages

Item 1(a)      Name of Issuer:  Triad Systems Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
               3055 Triad Drive
               Livermore, California 94550

Item 2(a)      Name of Person Filing:
               Wanger Asset Management, L.P. ("WAM");
               Wanger Asset Management, Ltd., the sole general partner of WAM ("WAM LTD.");
               Ralph Wanger ("Wanger")

Item 2(b)      Address of Principal Business Office:
               WAM, WAM LTD. and Wanger are all located at:
               227 West Monroe Street, Suite 3000
               Chicago, Illinois 60606

Item 2(c)      Citizenship:
               WAM is a Delaware limited partnership.
               WAM LTD. is a Delaware corporation.
               Wanger is a U.S. citizen.

Item 2(d)      Title of Class of Securities:
               Common Stock, $.001 Par Value

Item 2(e)      CUSIP Number:  895818201

Item 3         Type of Person:

               (e) WAM is an Investment Adviser registered under section 203 the
                   Investment Advisers Act of 1940; WAM LTD. is the General Partner of the Investment Adviser; Wanger is the principal stockholder of the General Partner.

Item 4         Ownership (at December 31, 1996):

               (a) Amount owned "beneficially" within the meaning of rule 13d-3:
                    None

               (b)  Percent of class:  0%

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:
                          none

                    (ii)  shared power to vote or to direct the vote:
                          none

                    (iii) sole power to dispose or to direct the
                          disposition of:  none

                    (iv)  shared power to dispose or to direct
                          disposition of:  none

Item 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

Item 6         Ownership of More Than Five Percent on behalf of Another Person:

               The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

               Not applicable

Item 8         Identification and Classification of Members of the Group:

               Not applicable

Item 9         Notice of Dissolution of Group:

               Not applicable

Item 10        Certification:
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         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the shares reported herein.

                                        WANGER ASSET MANAGEMENT, LTD., for
                                         itself and as general partner for
                                         WANGER ASSET MANAGEMENT, L.P.

                                        By: /s/ Bruce H. Lauer
                                            --------------------
                                            Bruce H. Lauer
                                            Vice President

           The undersigned individual, on the date above written, agrees and consents to the joint filing on his behalf of this Schedule 13G in connection with his beneficial ownership of the shares reported herein.

                                        RALPH WANGER

                                        /s/ Ralph Wanger
                                        ---------------------------